Exhibit 99.1

Contact:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS IMPROVED RESULTS FOR FISCAL 2012 FIRST QUARTER

Philadelphia, PA — November 3, 2011 — Lannett Company, Inc. (NYSE AMEX: LCI) today reported increased sales and income for the fiscal 2012 first quarter ended September 30, 2011.

Net sales rose to $28.9 million from $25.4 million for the first quarter of fiscal 2011.  Gross profit increased to $8.6 million from $5.9 million for the same period in the prior year.  Research and development expenses were $2.4 million, compared with $2.0 million in the fiscal 2011 first quarter.  Selling, general and administrative expenses were $4.7 million, compared with $4.6 million in the same quarter of the prior year.  Operating income was $1.4 million versus an operating loss of $739,000 for the first quarter of fiscal 2011.  Net income attributable to Lannett Company, which included realized losses on investments of $173,000 (pre-tax) and unrealized losses on investments of $827,000 (pre-tax), rose to $206,000, or $0.01 per diluted share.  This compares to a net loss attributable to Lannett Company of $404,000, or $0.02 per share, for the prior year first quarter.

“Our fiscal 2012 first quarter revenues, gross profit and net income all significantly improved over the previous quarter, as well as the prior year first quarter,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Higher sales of Levothyroxine and certain pain management products were the key drivers for the solid performance.  Moreover, our bottom line results would have been even better but for the losses on investments recorded during the period.

“We are off to a solid start and continue to expect the six products approved since June 23, 2011, along with our 12 additional product applications pending at the FDA, to generate positive momentum for the balance of fiscal 2012,” Bedrosian added.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2012 first quarter ended September 30, 2011.  The conference call will be available to interested parties by dialing 800-447-0521 from the U.S. or Canada, or 847-413-3238 from international locations, passcode 31058743.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  The call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the expected product approvals, the successful commercialization of recently approved products and products applications pending at the FDA, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	September 30,
	2011	2010

Net sales	$28,877,904	$25,395,927
Cost of sales	19,742,045	18,900,048
Amortization of intangible assets	468,196	448,667
Product royalties	51,624	143,271

Gross profit	8,616,039	5,903,941

Research and development expenses	2,426,483	2,042,369
Selling, general, and administrative expenses	4,744,513	4,600,681

Operating income (loss)	1,445,043	(739,109)

Other income (expense):
Foreign currency gain	5,006	2,415
Gain on sale of assets	7,000	—
Realized (loss) gain on investments	(172,859)	12,641
Unrealized loss on investments	(826,546)	—
Interest and dividend income	53,249	11,231
Interest expense	(77,004)	(70,844)
	(1,011,154)	(44,557)

Income (loss) before income tax expense (benefit)	433,889	(783,666)
Income tax expense (benefit)	211,816	(389,544)
Net income (loss)	222,073	(394,122)
Less net income attributable to noncontrolling interest	(16,464)	(9,439)

Net income (loss) attributable to Lannett Company, Inc.	$205,609	$(403,561)

Earnings (loss) per common share - Lannett Company, Inc.:
Basic	$0.01	$(0.02)
Diluted	$0.01	$(0.02)

Weighted average number of shares outstanding:
Basic	28,431,733	24,899,530
Diluted	28,686,644	24,899,530

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2011	June 30, 2011

ASSETS
Current Assets
Cash and cash equivalents	$17,518,514	$5,276,735
Investment securities	6,863,524	19,382,079
Trade accounts receivable (net of allowance of $123,573 and $123,573, respectively)	34,635,989	33,464,440
Inventories, net	26,474,801	26,902,521
Income taxes receivable	3,739,693	3,636,306
Deferred tax assets	4,715,949	4,537,881
Other current assets	1,598,045	941,902
Total Current Assets	95,546,515	94,141,864

Property, plant and equipment	56,197,069	54,516,229
Less accumulated depreciation	(25,529,042)	(24,586,448)
	30,668,027	29,929,781

Construction in progress	4,798,779	5,760,686
Intangible assets (product rights) - net of accumulated amortization	5,839,840	5,909,636
Deferred tax assets	9,953,652	10,446,500
Other assets	1,208,908	1,555,831
Total Assets	$148,015,721	$147,744,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities
Accounts payable	$15,337,436	$18,377,782
Accrued expenses	1,127,202	1,354,095
Accrued payroll and payroll related	1,204,498	934,504
Line of credit	2,000,000	—
Current portion of long-term debt	632,206	629,435
Rebates, chargebacks and returns payable	14,350,303	13,564,395
Total Current Liabilities	34,651,645	34,860,211

Long-term debt, less current portion	7,067,236	7,192,496
Other long-term liabilities	977	2,417
Total Liabilities	41,719,858	42,055,124

Commitment and Contingencies

SHAREHOLDERS’ EQUITY
Common stock - authorized 50,000,000 shares, par value $0.001; issued and outstanding, 28,446,673 and 28,403,946 shares, respectively	28,447	28,404
Additional paid in capital	97,807,543	97,082,360
Retained earnings	9,493,341	9,287,732
Noncontrolling interest	155,546	139,082
Accumulated other comprehensive income	20,448	23,899
	107,505,325	106,561,477
Less: Treasury stock at cost - 246,692 and 156,611 shares, respectively	(1,209,462)	(872,303)
TOTAL SHAREHOLDERS’ EQUITY	106,295,863	105,689,174

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$148,015,721	$147,744,298